AMENDMENT
                                       TO
                       INVESTMENT SUB-ADVISORY AGREEMENT
                                    BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                      AND
                      CREDIT SUISSE ASSET MANAGEMENT, LLC


     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and CREDIT SUISSE ASSET MANAGEMENT, LLC, a Delaware limited liability company and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of January 16, 2007 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide sub-investment advisory services to certain investment portfolios of the JNL Series Trust.

     WHEREAS, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Advisor a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

     WHEREAS, in order to effectuate a fee reduction for the JNL/Credit Suisse Commodity Securities Fund, Schedule B must be amended.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

1. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated January 1, 2010, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of January, 2010.


JACKSON NATIONAL ASSET MANAGEMENT, LLC     CREDIT SUISSE ASSET MANAGEMENT, LLC


By:  /s/ Mark D. Nerud                     By:  /s/ Mark S. Barres

Name:    Mark D. Nerud                     Name:  Mark S. Barres

Title:       President                     Title:  Director

                                   SCHEDULE B
                                January 1, 2010
                                 (Compensation)


JNL/CREDIT SUISSE COMMODITY SECURITIES FUND


Average Daily Net Assets               Annual Rate
------------------------               -----------

$0  to  $100  Million                     0.40%

$100  Million  to  $400  Million          0.29%

Amounts  over  $400  Million              0.20%


JNL/CREDIT SUISSE LONG/SHORT FUND

Average Daily Net Assets               Annual Rate
------------------------               -----------

$0  to  $150  Million                     0.45%

$150  Million  to  $300  Million          0.40%

Amounts  over  $300  Million              0.35%